                                [R&W Letterhead]

                                                                     EXHIBIT 5.1

February 10, 1998

America First Mortgage Investments, Inc.

1004 Farnam Street

Omaha, Nebraska 68102

Re: America First Mortgage Investments, Inc.

Ladies and Gentlemen:

We have acted as special counsel to America First Mortgage Investments, Inc., a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-4 (as the same may be amended or supplemented from time to time, the "Registration Statement"), including the Consent Solicitation Statement/Prospectus included therein at the time the Registration Statement is declared effective (the "CSS/P"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of up to 8,971,506 shares of common stock, par value $0.01 per share, (the "Common Stock") of the Company. As described in the CSS/P, the Common Stock will be issuable upon consummation of the Merger (as herein defined) to Unitholders in each of America First Participating/Preferred Equity Mortgage Fund Limited Partnership, a Delaware limited partnership ("Prep Fund 1"), and America First Prep Fund 2 Limited Partnership, a Delaware limited partnership ("Prep Fund 2"), and, if it participates in the Merger, to Unitholders in America First Prep Fund 2 Pension Series Limited Partnership, a Delaware limited partnership ("Pension Fund"). The Merger will be effected pursuant to an Agreement and Plan of Merger, dated July 29, 1997 (the "Merger Agreement"), which contemplates (a) the merger of Prep Fund 1 and Prep Fund 2 with and into the Company and (b) the merger of AF Merger, L.P., a Delaware limited partnership, with Pension Fund, which will survive the Merger becoming a subsidiary of the Company ((a) and (b) together shall be referred to herein as the "Merger"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have examined the Registration Statement, the Merger Agreement, the Company's Amended and Restated Articles of Incorporation (the "Charter") and Bylaws, and certain minutes of corporate proceedings and/or written consents of the Company's Board of Directors (the "Resolutions"). We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We assume that (i) prior to the issuance of any shares of Common Stock there will exist, under the Charter, the requisite number of authorized but unissued shares of Common Stock; (ii) appropriate certificates representing shares of Common Stock will be executed and delivered upon issuance and sale of any such shares, and will comply with all applicable requirements of Maryland law; (iii) that immediately prior to the Merger, the Charter and Bylaws will be in full force and effect, and no further amendment of the Charter or Bylaws will be pending or will have been proposed; (iv) that immediately prior to the Merger, the Company will be validly existing and in good standing under the General Corporation Law of Maryland; (v) that immediately prior to the Merger, the Board of Directors of the Company (including any committee thereof) will have taken no action other than that which is set forth in the Resolutions that bears upon, or is inconsistent with, the subject matter of the Resolutions; (vi) that immediately prior to the

Merger, all conditions to the issuance of the Common Stock by the Company set forth in the Merger Agreement will have been satisfied or waived (to the extent such waiver is permitted by law); and (vii) that the Common Stock is offered and exchanged as described in the CSS/P.

Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when the Registration Statement has become effective under the Act and the shares of Common Stock have been issued in the manner and for the consideration contemplated by the Merger Agreement, the Registration Statement and the CSS/P, such shares of Common Stock issued thereby will be duly authorized, validly issued, fully paid and non-assessable by the Company.

The opinion set forth herein is limited to the federal laws of the United States, and the laws of the States of New York and Maryland. To the extent that the opinion set forth herein is dependent on the laws of the State of Maryland, we have relied, with your permission, on the opinion of Piper & Marbury L.L.P. of even date herewith. Our opinion, to the extent based upon such reliance, is limited by the qualifications, assumptions and conditions set forth in such opinion in addition to those set forth herein.

The opinion set forth herein is rendered as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereafter be brought to our attention. This opinion is rendered solely to you and may not be relied upon by anyone else without our prior written consent in each instance.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the CSS/P.

                                          Very truly yours,
                                          /s/ Rogers & Wells LLP

                                       2